SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549            |SEC FILE NUMBER|
                                                               |               |
                                   FORM 12b-25                 |   000-21557   |
                                                               |---------------|
                           NOTIFICATION OF LATE FILING         |  CUSIP NUMBER |
                                                               |               |
                                                               |   0001020998  |
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(CHECK ONE): [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
             [X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

             For Period Ended: March 31, 2003
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

           NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
           COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full Name of Registrant

ACI Telecentrics, Incorporated


Former Name if Applicable


Address of Principal Executive Office (STREET AND NUMBER)
3100 West Lake Street, Suite 300


City, State and Zip Code
Minneapolis, Minnesota 55416
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       |     (a)     The reasons described in reasonable detail in Part III of
       |             this form could not be eliminated without unreasonable
       |             effort or expense;
       |     (b)     The subject annual report, semi-annual report, transition
       |             report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
[X]    |             portion thereof, will be filed on or before the fifteenth
       |             calendar day following the prescribed due date; or the
       |             subject quarterly report of transition report on Form 10-Q,
       |             or portion thereof will be filed on or before the fifth
       |             calendar day following the prescribed due date; and
       |     c)      The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company has been unable to assemble all of the information necessary to complete the review of its financial statements, due in part to the fact that the Company is in the process of completing the filing of its annual report on Form 10-K for the year ended December 31, 2002 and so it is unable to file its March 31, 2003 quarterly report on Form 10-Q in a timely manner.

PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification
                  Russ Jackson                                                       612                           928-4750
         -----------------------------------------------------------     -----------------------------     -------------------------
                     (Name)                                                      (Area Code)                   (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of
         1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no,
         identify report(s).                                                                                        [ ] Yes   [X] No

         Annual report on Form 10K for the year ended December 31, 2003.

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                                                                                 [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                                 ACI Telecentrics, Incorporated
                                          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date              May 16, 2003                                            By     /s/ Rick N. Diamond
------------------------------------                                      --------------------------
                                                                               Rick N. Diamond, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                                            ATTENTION
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             INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                                                      GENERAL INSTRUCTIONS

1.       This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange
         Act of 1934.

2.       One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the
         Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and
         Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3.       A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.       Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5.       ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulations S-T (ss. 232.201 or ss. 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss. 232.13(b) of this chapter).

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